Exhibit 4.44

SMX (Security Matters) Public Limited Company

2022 Incentive Equity Plan

OPTION AWARD AGREEMENT

SMX (Security Matters) Public Limited Company, a public limited company incorporated in Ireland with registered number 722009, or any successor thereto (the “Company”), pursuant to the terms of the SMX Public Limited Company 2022 Incentive Equity Plan (the “Plan”) and the Option Award attached to this Option Award Agreement, hereby grants to the individual named below the right to acquire the number of shares of the Company’s Shares also as is set forth below. The terms of this Option Award Agreement are subject to all of the provisions of the Plan and the attached Option Award, with such provisions being incorporated herein by reference.

1.	Grant Date:	_____________________

2.	Name of Grantee:	_____________________

3.	Number of Shares:	_____________________

4.	Exercise Price:	_____________________ per Share.

5.	Vesting of Options:

Vesting Date	No. of Shares Vested

6.	Expiration Date: ______________________[NO MORE THAN 10 YEARS]

7.	Type of Option: This Award will [___] / will not [___] be considered to qualify as an Incentive Stock Option (please checkmark the appropriate box).

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The Grantee acknowledges receipt of, and understands and agrees to be bound by, all of the terms of this Option Award Agreement, the attached Option Award and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Company regarding the subject matter contained herein.

SMX (Security Matters) PLC:	Grantee:

By:
Title:	Date:
Date:

OPTION AWARD

THIS AGREEMENT made as of the grant date set forth in Section 1 of the Option Award Agreement to which this Agreement is attached (the “Grant Date”) between SMX (Security Matters) Public Limited Company, a public limited company incorporated in Ireland with registered number 722009, or any successor thereto (the “Company”), and the individual identified in Section 2 of the Option Award Agreement to which this Agreement is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the SMX Public Limited Company 2022 Incentive Equity Plan (the “Plan”); and

WHEREAS, the Plan’s administrative committee (the “Committee”) has authorized the grant of an Option to the Grantee as of the date of this Agreement, in order that the Grantee will have a further incentive for remaining with and increasing his efforts on behalf of the Company; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Grantee has accepted the grant of an Option and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Company hereby grants to the Grantee as a separate incentive in connection with his employment and not in lieu of any salary or other compensation for his services, the right to purchase (hereinafter referred to as the “Option”) an aggregate number of Shares of (as is set forth in Section 3 of the Option Award Agreement to which this Agreement is attached) (the “Shares”) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. As set forth in Section 7 of the Option Award Agreement to which this Agreement is attached, The Option may or may not be considered to qualify as an incentive stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The purchase price of the Shares covered by the Option will be the per share amount set forth in Section 4 of the Option Award Agreement to which this Agreement is attached, which at all times being not less than 100% of the Fair Market Value of one Share on the Grant Date, subject to adjustment as provided in the Plan.

3. Exercise of Option. The Option shall be exercisable on the terms and conditions hereinafter set forth:

(a) The Option shall become exercisable cumulatively as to the number of Shares originally subject thereto (after giving effect to any adjustment pursuant to the Plan), and on the dates both as set forth in Section 5 of the Option Award Agreement to which this Agreement is attached. However, notwithstanding any other provision of this this Agreement (and of the Option Award Agreement to which this Agreement is attached) to the contrary, the Grantee (and his successors in interest) shall forfeit all of their rights to exercise the Option in any manner immediately upon the date on which the Grantee engages in any act or omission included in the definition of Detrimental Conduct.

(b) The Option may be exercised pursuant to the provisions of this Section 3, by notice and payment to the Company as provided in Section 9 hereof.

4. Term of Option. The term of the Option shall be the period of time beginning on the Grant Date as is set forth in Section 1 of the Option Award Agreement to which this Agreement is attached and shall expire on the date set forth in Section 6 of the Option Award Agreement to which this Agreement is attached, subject to earlier termination or cancellation as provided in this Agreement.

5. Non-transferability of Option. The Option shall not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way, and shall not be subject to execution, attachment or other process, except as may be provided in the Plan. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of the Plan, or any levy of execution, attachment or other process attempted upon the Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Option will cause the Option to terminate immediately upon the happening of any such event; provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Company or any Affiliate may have under this Agreement or otherwise.

6. Exercise Upon Separation from Service.

(a) If the Grantee incurs a Separation from Service (other than due to his death or Disability) before the first date on which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Grantee (and his successor(s) in interest) shall forfeit all of [his][their] rights to exercise the Option in any manner.

(b) If the Grantee incurs a Separation from Service (other than due to his death or Disability) on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof , the Option may, subject to the provisions of Section 5 hereof, be exercised by the Grantee (to the same extent the Grantee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his Separation from Service), at any time within [________days/months] [NO LATER THAN 3 MONTHS IN THE CASE OF AN 1SO] after such Separation from Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Grantee (and his successor(s) in interest) shall forfeit all rights hereunder, even if the Grantee subsequently returns to the service of the Company or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

[7. Exercise Upon Death or Disability.]

(a) If the Grantee dies before he incurs a Separation from Service and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 5 hereof, be exercised by his successors in interest to the same extent the Grantee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his death), at any time within [________ days/months/years] after the death of the Grantee, at the end of which period the Option, to the extent not then exercised, shall terminate and the Grantee’s successors in interest shall forfeit all rights hereunder. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

(b) In the event that the Grantee incurs a Separation from Service by reason of the Disability of the Grantee and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 5 hereof, be exercised by the Grantee (to the same extent the Grantee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his employment termination due to Disability) within the period ending [________ days/months/years - NO LATER THAN 1 YEAR IN THE CASE OF AN ISO] after the date of such Separation from Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Grantee shall forfeit all rights hereunder even if the Grantee subsequently returns to the Service of the Company or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

8. Reservation of Shares. The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement. The Shares deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reaquired by the Company.

9. Method of Exercise of Option.

(a) Subject to the terms and conditions of this Agreement, the Option shall be exercisable by notice in the manner set forth in Exhibit “A” hereto (the “Notice”) and provision for payment to the Company in accordance with the procedure prescribed herein. Each such Notice shall:

(i) state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

(ii) be signed by the Grantee or the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Grantee, be accompanied by proof, satisfactory to counsel to the Company, of the right of such other person or persons to exercise the Option;

(iii) include payment of the full purchase price for the Shares to be purchased pursuant to such exercise of the Option; and

(v) be received by the Company on or before the date of the expiration of this Option. In the event the date of expiration of this Option falls on a day which is not a regular business day at the Company’s executive office then such written Notice must be received at such office on or before the last regular business day prior to such date of expiration.

(b) Payment of the purchase price of any Shares in respect of which the Option shall be exercised shall be made by the Grantee or such person or persons at the place specified by the Company on the date the Notice is received by the Company (i) by delivering to the Company a certified or bank cashier’s check payable to the order of the Company, (ii) by delivering to the Company properly endorsed certificates of Shares (or certificates accompanied by an appropriate stock power) with signature guaranties by a bank or trust company, (iii) by having withheld from the total number of Shares to be acquired upon the exercise of this Option a specified number of such Shares [IF THE OPTION IS AN ISO, THIS WILL ADVERSELY AFFECT ISO STATUS], or (iv) by any combination of the foregoing. For purposes of the immediately preceding sentence, at the direction of the Committee an exercise effected by the tender of Shares (or deemed to be effected by the tender of Shares) may only be consummated with Shares held by the Grantee for a period of six months or acquired by the Grantee other than under the Plan (or a similar plan maintained by the Company).

(c) The Option shall be deemed to have been exercised with respect to any particular shares of Common Stock if, and only if, the preceding provisions of this Section 9 and the provisions of Section 10 hereof shall have been complied with, in which event the Option shall be deemed to have been exercised on the date the Notice was received by the Company. Anything in this Agreement to the contrary notwithstanding, any Notice given pursuant to the provisions of this Section 9 shall be void and of no effect if all of the preceding provisions of this Section 9 and the provisions of Section 10 shall not have been complied with.

(d) The certificate or certificates for shares of Common Stock as to which the Option shall be exercised will be registered in the name of the Grantee (or in the name of the Grantee’s successor(s) in interest if the Option is exercised after the Grantee’s death), or if the Option is exercised by the Grantee and if the Grantee so requests in the Notice exercising the Option, will be registered in the name of the Grantee and another person jointly, with right of survivorship and will be delivered as soon as practical after the date the Notice is received by the Company (accompanied by full payment of the exercise price), but only upon compliance with all of the provisions of this Agreement.

(e) If the Grantee fails to accept delivery of and pay for all or any part of the number of Shares specified in such Notice, his right to exercise the Option with respect to such undelivered Shares may be terminated in the sole discretion of the Committee. The Option may be exercised only with respect to full Shares.

10. Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Company’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

11. Benefits of Agreement. This Agreement shall inure to the benefit of the Company, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

12. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

13. Incentive Stock Option Rules. In the event this Award is considered to constitute an Incentive Stock Option:

(a) The Grantee agrees that in the event he shall dispose (whether by sale, exchange, gift or any like transfer) of any Shares acquired by him pursuant to this Option within two years of the Grant Date or within one year after the acquisition of such shares, he will notify the [OFFICER] of the Company no later than 15 days from the date of such disposition of such disposition date or dates and the number of Shares disposed of by him and the consideration received, if any, and, upon notification from the Company, promptly forward to the [OFFICER] of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by any delay in making such payment) incurred by reason of such disposition.

(b) The Grantee represents and warrants that as of the Grant Date, he does not own (within the meaning of Section 422(b)(6) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any Affiliate.

14. Service. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Grantee and the Company or any Affiliate, (b) a right of the Grantee to be continued in the service of the Company or of any Affiliate, or (c) a limitation of the right of the Company or of any Affiliate to discharge the Grantee at any time, with or without cause (subject to any applicable employment agreement).

15. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

16. Incorporation of Terms of Plan. This Agreement and the Option Award Agreement to which this Agreement is attached (the “Option Award Agreement) shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference. Except as specifically provided herein or if contrary to applicable law, in the event of any inconsistency or inconsistencies between the provisions of this Agreement, the Option Award Agreement, the Articles of Association of the Company and the Plan, the terms of the foregoing shall control in the following order of priority: (i) Section 7 of the Option Award Agreement (ii) the Articles of Association of the Company, (iii) the Plan, (iv) this Agreement and (v) the balance of the Option Award Agreement.

17. Stockholder Approval. To the extent necessary to satisfy applicable law and/or the provisions of Treas. Reg. 1.280G-1, Q&A 6 and 7 (to the extent applicable), the exercisability of this Option is subject to stockholder approval as provided in such applicable law or Treasury Regulations.

18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall apply against any party.

19. Other Rules of Construction.

(a) The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(b) Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be. Furthermore, where appropriate, the singular shall refer to the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Agreement unless otherwise specified.

(d) The term “including” is not limiting and means “including without limitation.”

(e) References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

(f) References to this Agreement or to any other document include a reference to this Agreement or to such other document as varied, amended, modified, novated or supplemented from time to time.

(g) References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(h) References to “$” are to United States Dollars.

(i) References to “%” are to percent.

20. No Notice of Expiration Date. The Grantee acknowledges and agrees that none of the Company, any and all of its officers, employees, attorneys and agents nor any other person have any obligation to notify the Grantee or any successor in interest of the Grantee of the pending expiration of this Option prior to the expiration of this Option, regardless of whether this Option will expire at the end of its full term or on an earlier date and/or time. The Grantee further agrees that the Grantee and all of the Grantee’s successors in interest have the sole responsibility for monitoring the expiration of this Option and for exercising this Option, if at all, before it expires.

BY WAY OF EXECUTION OF THE OPTION AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Company and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

EXHIBIT A

OPTION EXERCISE FORM

[DATE]

SMX (Security Matters) Public Limited Company

[Address]

[City, State and Zip Code]

Attention: [OFFICER]

Dear Sir:

Pursuant to the provisions of Option Award Agreement and the Option Award attached thereto dated [DATE ] (collectively, the “Agreement”), whereby you have granted to me an Option to purchase up to [NUMBER] Shares of SMX Public Limited Company (the “Company”) and subject to the terms of the Agreement, I hereby notify you that I elect to exercise my Option to purchase [NUMBER] of the Shares covered by such Option at the [$___] per Share price specified therein. In full payment of the price for the Shares being purchased hereby, I am:

(A)	delivering to you herewith (i) a certified or bank cashier’s check payable to the order of the Company in the amount of $____________, and/or (ii) a certificate or certificates for [NUMBER] Shares, and which have a fair market value as of the date hereof of $___________, OR

(B)	hereby authorizing you to withhold and retain that number of Shares I otherwise would acquire pursuant to the exercise of the Option which, in the aggregate, have a fair market value as of the date hereof of $___________.

Any such stock certificate or certificates being delivered to you pursuant to alternative (A) set forth above are endorsed, or accompanied by an appropriate stock power, to the order of the Company, with my signature guaranteed by a bank or trust company.

Very truly yours,

[PRINT NAME]
[PRINT ADDRESS]
(For notices, reports, dividend checks and other communications to stockholders.)

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